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                                  EXHIBIT 1


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                                  Agreement
                         Joint Filing of Schedule 13D


         The undersigned hereby agree to jointly prepare and file a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of International Nursing Services, Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Dated: August 26, 1996


DAVID KLUGMANN MONEY PURCHASE PLAN

By: /s/ David Klugmann
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Title:  Trustee

/s/ David Klugmann
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David Klugmann